CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 261 to the Registration Statement of The Advisors' Inner Circle Fund (Form N-1A: File No. 033-42484) of our reports dated December 28, 2015, on the financial statements and financial highlights of AlphaOne Micro Cap Equity Fund, AT Disciplined Equity Fund, AT Income Opportunities Fund, AT Mid Cap Equity Fund, Edgewood Growth Fund, FMC Select Fund, FMC Strategic Value Fund, Haverford Quality Growth Stock Fund, LSV Conservative Value Equity Fund, LSV Small Cap Value Fund, LSV Value Equity Fund, LSV Global Value Fund, LSV Global Managed Volatility Fund, LSV U.S. Managed Volatility Fund, Sands Capital Global Growth Fund, Thomson Horstmann & Bryant MicroCap Fund, Thomson Horstmann & Bryant Small Cap Value Fund, Westwood Dividend Growth Fund, Westwood Emerging Markets Fund, Westwood Global Dividend Fund, Westwood Global Equity Fund, Westwood Income Opportunity Fund, Westwood LargeCap Value Fund, Westwood Short Duration High Yield Fund, Westwood SmallCap Value Fund, Westwood SMidCap Fund, Westwood SMidCap Plus Fund, Westwood MLP and Strategic Energy Fund, Westwood Opportunistic High Yield Fund, Westwood Market Neutral Income Fund, Westwood Strategic Global Convertibles Fund, and Westwood Worldwide Income Opportunity Fund (thirty-two of the series constituting The Advisors' Inner Circle Fund) included each Fund's Annual Report to shareholders for the year ended October 31, 2015.

                                                           /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 25, 2016